MERCURY GENERAL CORPORATION
ANNUAL INCENTIVE PLAN

The Mercury General Corporation Annual Incentive Plan (the “Plan”) is intended to reward individual job performance and incentivize the continued employment of employees of Mercury General Corporation, a California corporation, and its subsidiaries (collectively, the “Company”), who contribute to the financial success of the Company, and to enable the Company to attract and retain highly qualified employees.

The Board of Directors of the Company (the “Board”) has adopted this Plan, effective January 1, 2011, and has delegated administration of the Plan to the Compensation Committee of the Board (the “Committee”).

1. Participants.  All employees of the Company meeting the eligibility requirements set forth in this Section 1 shall be eligible to participate in the Plan (each such eligible employee, a “Participant”); provided, however, that any employee who participates in another bonus plan maintained by the Company (other than the Company’s Holiday Bonus Plan) shall not be eligible to participate in the Plan.  To receive a bonus award (an “Award”) under the Plan with respect to any Incentive Plan Year (as defined below), a Participant must:

(a) Be an “Active” employee at the end of the date of payment of his or her Award.  For purposes of this Plan, “Active” shall mean an employee who is actively employed by the Company, including those employees on an approved leave of absence such as medical, personal or military leave, but not an employee who has been moved to “inactive” status pursuant to the Company’s employment policy and procedures manual.

(b) Not be a temporary or seasonal employee, intern, independent contractor or consultant, which parties are ineligible to participate in the Plan.

(c) Have been in an eligible position for at least three consecutive months prior to the end of the relevant Incentive Plan Year.

(d) Remain continuously employed through the end of the relevant Incentive Plan Year.  If a Participant voluntarily terminates his or her employment for any reason prior to the end of the relevant Incentive Plan Year, such Participant will not be eligible for an Award.

(e) Not receive an individual performance rating worse than the rating established by the Committee established during or relating to any portion of the relevant Incentive Plan Year.

(f) Not engage in and/or be involuntarily terminated as a result of, serious misconduct (e.g., theft, dishonesty, workplace violence) or violation of Company policy during the Incentive Plan Year or prior to the payment of his or her Award, as determined by the Company.

2. The Committee.  The Plan shall be governed by the Committee.  The Committee shall have the discretion and authority to administer and interpret the Plan, including the authority to establish bonus programs or guidelines under the Plan (the “Plan Guidelines”) from time to time containing such terms and conditions as the Committee may determine or deem appropriate in its discretion, including, without limitation, terms and conditions relating to the administration of the Plan and/or the determination and payment of Awards hereunder.  The Committee may modify, suspend, terminate or supersede the Plan Guidelines at any time in its sole discretion.  Any and all Plan Guidelines adopted by the Committee shall be subject to the terms and conditions of the Plan.  Any disputes under the Plan shall be resolved by the Committee or its designee, whose decision will be final.

3. Performance Goals.  The Plan is intended to provide incentive for the achievement of approved annual corporate and individual objectives (the “Performance Goals”), as determined by the Committee or its designee with respect to each calendar year during the term of the Plan (each an “Incentive Plan Year”).

(a) Corporate Performance Goals.  At the beginning of each Incentive Plan Year, the Committee shall select such objective corporate Performance Goals as the Committee may determine in its sole discretion, which may include, without limitation, one or more of the following criteria:  underwriting income, underwriting results, customer satisfaction, revenue, sales, financial ratios, and other financial metrics.  It is intended that the corporate objectives be objectively determinable, with the weighting of the various corporate Performance Goals to be approved by the Committee.

(b) Individual Performance Goals.  All Participants in the Plan will work with their managers to develop a list of key individual Performance Goals, subject to the approval of the Participant’s direct managers.

Unless otherwise determined by the Committee, the amount of each Participant’s Award shall be determined in such manner as is determined by the Committee in its sole discretion with respect to the relevant Incentive Plan Year that ties such Award to the attainment of the applicable Performance Goals.  The Committee may in its sole discretion modify or change the Award formulas and/or Performance Goals at any time and from time to time during or upon completion of an Incentive Plan Year.

4. Target Incentives.  Each Participant will be assigned a “Target Incentive Percentage” based on his or her job classification and responsibilities.  A Participant’s Target Incentive Percentage will be based on his or her job classification as of December 31 of the relevant Incentive Plan Year.  A “Target Incentive Award” for each Participant will be determined by multiplying his or her Target Incentive Percentage by his or her Base Earnings (as defined below) for the relevant Incentive Plan Year.  For purposes of this Plan, “Base Earnings” shall mean the actual salary paid to an exempt employee, including salary paid during vacation and accumulated time off, and for non-exempt employees, the actual regular straight-time wages paid and pay for vacation and accumulated time off; other amounts paid to a Participant, such as holiday or other bonuses and overtime wages, shall not constitute “Base Earnings.”  The Target Incentive Percentages for each job classification or Participant shall be approved by the Committee for each Incentive Plan Year.

5. Performance Factors.  Separate “Performance Factors” will be established with respect to each of the corporate and individual Performance Goals applicable to each Award for each Incentive Plan Year, subject to adjustment in the discretion of management.

(a) Corporate Performance Factors.  The Chief Executive Officer of the Company will present to the Committee for its approval his assessment of the level of the Company’s achievement of its corporate Performance Goals, which achievement level shall be expressed as a percentage within the range specified by the Committee with respect to each Incentive Plan Year.  The same Performance Factors, as approved by the Compensation Committee, shall be used for the corporate component of each Participant’s Award.  The Committee may, in its discretion, establish minimum corporate Performance Factors which, if not achieved for an Incentive Plan Year, will result in no Awards being paid.

(b) Individual Performance Factor.  Each Participant’s direct manager will approve the individual Performance Goals for such Participant.  A Participant’s individual achievement level relative to his or her Performance Goals will be used to calculate a Performance Factor for such Participant which shall be expressed as a percentage within the range specified by the Committee or its designee with respect to each Incentive Plan Year.  While a Participant’s direct manager shall take a Participant’s achievement with respect to his or her individual Performance Goals for the Incentive Plan Year into account in determining the individual Performance Factor, any such determination remains in the sole discretion of the direct manager based on their subjective assessment of a Participant’s overall performance.

(c) Management Discretion Factor. Participant’s manager will have discretion to subjectively assess the Participant’s contribution during the relevant Incentive Plan Year relative to others in the Participant’s department and in similar positions in other departments of the Company.  Based on such assessment, certain Participant’s manager may add discretionary funds to the Participant’s Awards, as permitted by the Committee for any Incentive Plan Year.  Such adjustments must be approved by the Chief Executive Officer and must be within budget guidelines.

6. Calculation of Awards.  The actual Award for a Participant will be calculated by applying the Performance Factors to the Target Incentive for such Participant according to the weightings and methods approved by the Committee or its designee for the relevant Incentive Plan Year.

The Committee may, in its discretion, reduce or eliminate an Award otherwise payable to any Participant.  Any such reduction or elimination may be made based on objective or subjective determinations as the Committee determines appropriate.

7. Payment of Awards.  The payment of Awards under the Plan shall be made on any date or dates determined by the Committee and shall be subject to such terms and conditions as may be determined by the Committee in its sole discretion.

Any Award that becomes payable under the Plan may be paid in the form of cash, shares of the Company’s common stock or a combination of both, as determined by the Committee in its sole discretion.  To the extent that the Committee determines to pay an Award in the form of shares of the Company’s common stock, such shares shall be awarded under the Company’s 2005 Equity Incentive Award Plan, as amended from time to time, and shall be subject to the terms and conditions thereof.

Award payments are not intended to constitute a deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and are intended to satisfy the “short-term deferral” exemption under Section 409A of the Code and the Treasury Regulations issued thereunder.  Accordingly, to the extent necessary to cause Award payments hereunder to satisfy the “short-term deferral” exemption under Section 409A of the Code and the Treasury Regulations issued thereunder, an Award payment shall be made not later than the later (a) the fifteenth day of the third month following the Participant’s first taxable year in which the Award payment is no longer subject to a substantial risk of forfeiture, or (b) the fifteenth day of the third month following the Company’s first taxable year in which the Award payment is no longer subject to a substantial risk of forfeiture; provided, however, that if due to administrative reasons Awards are not paid within the foregoing time periods, then such Awards will be paid as soon as administratively feasible but no later than the last day of the calendar year following the Incentive Plan Year to which such Awards relate.

8. Amendment, Suspension and Termination.  The Board or the Committee may amend, suspend or terminate the Plan at any time in its sole discretion.

9. Miscellaneous.

(a)           The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with an Award granted under this Plan.

(b)           In no event shall the Company be obligated to pay to any Participant an Award for any period by reason of the Company’s payment of an Award to such Participant in any other period, or by reason of the Company’s payment of an Award to any other Participant or Participants in such period or in any other period.  Nothing contained in this Plan shall confer upon any person any claim or right to any payments hereunder.  Such payments shall be made at the sole discretion of the Committee.

(c)           Nothing contained herein shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Company, or to interfere with the rights of the Company to discharge any individual at any time, with or without cause, for any reason or no reason, and with or without notice except as may be otherwise agreed in writing.

(d)           A Participant whose employment terminates voluntarily prior to the payment of his or her Award will not be eligible to receive an Award.  If a Participant’s employment is terminated involuntarily during an Incentive Plan Year, or prior to payment of his or her Award, it will be at the absolute discretion of the Company whether or not any Award payment is made.

(e)           The rights of Participants under the Plan shall be unfunded and unsecured.  Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan.

(f)           No rights of any Participant to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.

(g)           Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

(h)           The Plan and all rights and obligations of the parties to the Plan shall be governed by and construed and interpreted in accordance with, the laws of the State of California (without regard to principles of conflicts of laws).

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MERCURY GENERAL CORPORATION

By:	/s/ Judy Walters
By: Judy Walters, Secretary